PROSPECTUS SUPPLEMENT NO. 1/A to Prospectus dated August 5, 2004 of	Filed Pursuant to Rule 424(b)(3) Registration No. 333-116469

APEX SILVER MINES LIMITED

$200,000,000

2.875% Convertible Senior Subordinated Notes Due 2024
and the Ordinary Shares Issuable Upon Conversion of the Notes

This prospectus supplement relates to resales of our 2.875% Convertible Senior Subordinated Notes due 2024 issued in a private offering in March and April 2004 and 6,988,120 ordinary shares, $0.01 par value, issuable upon conversion of the notes, plus an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the notes as a result of adjustments as described in the prospectus to which this prospectus supplement refers.

This prospectus supplement, which supplements our prospectus dated August 5, 2004, contains additional information about the selling securityholders.

You should read the prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the prospectus.

Investing in the securities offered in this prospectus involves risks. See “Risk Factors” beginning on page 12 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November •, 2004.

The information appearing under the section entitled “Selling Securityholders”
in the prospectus is amended and restated by the information appearing below.

SELLING SECURITYHOLDERS

The notes were originally issued in a private offering to Initial Purchasers led by Citigroup Global Markets Inc. and Barclays Bank PLC. The Initial Purchasers have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act and outside the United States in reliance on Regulation S. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus supplement and the underlying prospectus any or all of the notes and the ordinary shares into which the notes are convertible.

The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of ordinary shares into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus supplement and the underlying prospectus. Unless set forth below, none of the selling security-holders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before October 20, 2004. Because the selling securityholders may offer, pursuant to this prospectus supplement and the underlying prospectus, all or some portion of the notes or ordinary shares listed below, no estimate can be given as to the amount of notes or ordinary shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements or amendments to the underlying prospectus if and when necessary.

	Principal Amount of Notes at Maturity		Number of Ordinary Shares
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Number of Ordinary Shares that may be sold (1)	Percentage of Outstanding Ordinary Shares (2)
Alexandra Global Master Fund, Ltd (3)	1,000,000	*	34,940	*
Alexian Brothers Medical Center (4)	250,000	*	8,735	*
Aloha Airlines Non-Pilots Pension Trust (4)	125,000	*	4,367	*
Aloha Pilots Retirement Trust (4)	60,000	*	2,096	*
Bank of America Pension Plan (5)	750,000	*	26,205	*
Barclays Global Investors Diversified Alpha Plus Funds (6)	677,000	*	23,654	*
Barclays Global Investors Limited (5)	1,500,000	*	52,410	*
Barnet Partners, Ltd. (5)	3,000,000	1.50%	104,821	*
Basso Holdings Ltd. (7)	1,056,000	*	36,897	*
Basso Multi-Strategy Holding Fund Ltd. (8)	1,080,000	*	37,735	*
Boilermakers Blacksmith Pension Trust (4)	1,350,000	*	47,170	*
Century Park Trust (5)	750,000	*	26,205	*

2

	Principal Amount of Notes at Maturity		Number of Ordinary Shares
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Number of Ordinary Shares that may be sold (1)	Percentage of Outstanding Ordinary Shares (2)
C & H Sugar Company Inc. (4)	125,000	*	4,367	*
Cheyne Fund L.P.	2,739,000	1.37%	95,702	*
Cheyne Leveraged Fund L.P.	2,089,000	1.04%	72,990	*
CIP Limited Duration Co.	112,000	*	3,913	*
Citigroup Global Markets, Inc. (9)	5,050,000	2.53%	176,450	*
CNH CA Master Account, L.P. (10)	1,000,000	*	34,940	*
CQS Convertible and Quantitative Strategies Master Fund Limited (11)	10,000,000	5.00%	349,406	*
CS Alternative Strategy	60,000	*	2,096	*
DBAG London (12)	3,254,000	1.63%	113,696	*
DeepRock & Co. (5)	1,000,000	*	34,940	*
Deutsche Bank Securities Inc. (13)	2,000,000	1.00%	69,881	*
DKR SoundShore Opportunity Holding Fund Ltd. (14)	547,000	*	19,112	*
DKR SoundShore Strategic Holding Fund Ltd. (15)	317,000	*	11,076	*
Equity Overlay Fund, LLC (5)(16)	500,000	*	17,470	*
Evergreen Equity Income Fund (12)	5,000,000	2.50%	174,703	*
Fidelity Puritan Trust: Fidelity Balanced Fund (12)(31)	2,000,000	1.00%	69,881	*
Fore Convertible Master Fund, Ltd (17)	1,239,000	*	43,291	*
Fore Plan Asset Fund, Ltd. (18)	134,000	*	4,682	*
Forest Fulcrum Fund, LP (6)(13)	1,258,000	*	43,955	*
Forest Global Convertible Fund, Ltd, Class A-5 (6)	4,965,000	2.48%	173,480	*
Forest Multi-Strategy Master Fund SPC (6)	1,964,000	*	68,623	*
FrontPoint Convertible Arbitrage Fund, LP (19)	4,000,000	2.00%	139,762	*
General Motors Welfare Benefit Trust (5)	1,000,000	*	34,940	*
Geode U.S. Convertible Arbitrage Fund (20)	2,500,000	1.250%	87,351	*
GMAM Group Pension Trust (5)	2,000,000	1.00%	69,881	*
Guggenheim Portfolio Company VIII (Cayman), Ltd. (21)	232,000	*	8,106	*
Hawaiian Airlines Employees Pension Plan - IAM (4)	35,000	*	1,222	*
Hawaiian Airlines Pension Plan for Salaried Employees (4)	5,000	*	174	*
Hawaiian Airlines Pilots Retirement Plan (4)	100,000	*	3,494	*

3

	Principal Amount of Notes at Maturity		Number of Ordinary Shares
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Number of Ordinary Shares that may be sold (1)	Percentage of Outstanding Ordinary Shares (2)
HFR CA Global Opportunity Master Trust (6)	284,000	*	9,923	*
HFR RVA Select Performance Master Trust (6)	285,000	*	9,958	*
Highbridge International LLC (22)	10,000,000	5.00%	349,406	*
JMG Capital Partners, LP (23)	16,975,000	8.49%	593,116	1.24%
JMG Triton Offshore Fund, Ltd. (24)	17,975,000	8.99%	628,057	1.31%
LDG Limited (25)	143,000	*	4,996	*
Lexington Vantage Fund (25)	14,000	*	489	*
LLT Limited (26)	190,000	*	6,638	*
Man Mac 1 Limited (27)	395,000	*	13,801	*
Mohican VCA Master Fund, Ltd.	600,000	*	20,964	*
Morgan Stanley Convertible Securities Trust (12)	400,000	*	13,976	*
Peoples Benefit Life Insurance Company Teamsters (5)	5,000,000	2.50%	174,703	*
Polygon Global Opportunities Master Fund	17,000,000	8.50%	593,990	1.24%
Relay 11 Holdings Co. (6)	323,000	*	11,285	*
Retail Clerks Pension Trust #2 (5)	1,000,000	*	34,940	*
Retail Clerks Pension Trust (5)	1,000,000	*	34,940	*
Rtichie Convertible Arbitrage Trading (28)	400,000	*	13,976	*
Royal Bank of Canada (12)	2,000,000	1.00%	69,881	*
Sagamore Hill Hub Fund, Ltd (29)	3,000,000	1.50%	104,821	*
Southern Farm Bureau Life Insurance (4)	425,000	*	14,849	*
Sphinx Convertible Arbitrage SPC (6)	377,000	*	13,172	*
Sphinx Fund (25)	98,000	*	3,424	*
SSI Hedged Convertible Market Neutral, LP (30)	500,000	*	17,470	*
St. Albans Partners, Ltd. (5)	7,000,000	3.50%	244,584	*
State of Oregon/SAIF Corporation (4)	2,800,000	1.40%	97,833	*
TQA Master Fund Ltd. (25)	1,375,000	*	48,043	*
TQA Master Plus Fund Ltd. (25)	2,173,000	1.09%	75,925	*
Union Pacific Master Retirement Trust (5)	1,000,000	*	34,940	*
US Bank FBO Benedictine Health System (4)	200,000	*	6,988	*
Xavex Convertible Arbitrage 4 Fund (6)	177,000	*	6,184	*
Xavex Convertible Arbitrage 7 Fund (25)	405,000	*	14,150	*

4

	Principal Amount of Notes at Maturity		Number of Ordinary Shares
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Number of Ordinary Shares that may be sold (1)	Percentage of Outstanding Ordinary Shares (2)
Yield Strategies Fund I, L.P. (5)	2,500,000	1.25%	87,351	*
Yield Strategies Fund II, L.P. (5)	2,500,000	1.25%	87,351	*
Zurich Institutional Benchmarks Master Fund Ltd. (25)	292,000	*	10,202	*
Unnamed securityholders or any future transferees, pledges, donees or successors of or from any such unnamed securityholders (32)	34,371,000	17.19%	1,200,943	2.47%
Total	$200,000,000	100.00%	6,988,120	12.85%

_____________________
*	Less than 1%.

(1)	Assumes conversion of all of the notes held by such holder at the initial conversion rate of 34.9406 ordinary shares for each $1,000 in principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes - Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the notes may increase in the future. Further assumes that such holder does not hold any ordinary shares other than ordinary shares into which the notes are convertible.

(2)	Calculated based on 47,402,779 ordinary shares outstanding as of July 21, 2004. In calculating this amount for each holder, we treated as outstanding the number of ordinary shares issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Alexandra Investment Management, LLC serves as the investment adviser to the selling securityholder.

(4)	The selling securityholder has identified Ann Houlihan with Froley Revy Investment Co., Inc. as a natural person with sole voting and dispositive power over the securities.

(5)	The selling securityholder has identified Camden Asset Management, L.P. as an entity with control over the selling securityholder.

(6)	The selling securityholder has identified Forest Investment Management, LLC as an entity with control over the selling securityholder. Forest Investment Management, LLC is wholly-owned by Forest Partners II L.P.

(7)	Basso Capital Management, L.P. is the Investment Manager of Basso Holdings Ltd. Basso GP LLC is the general partner of Basso Capital Management, L.P.

(8)	Basso Asset Management, L.P. is the Investment Manager of Basso Multi-Strategy Holding Fund Ltd. Basso GP LLC is the general partner of Basso Asset Management, L.P.

(9)	The selling securityholder, a registered broker-dealer, served as the one of the Initial Purchasers of the notes.

(10)	CNH Partners, LLC is the Investment Manager of CNH CA Master Account, L.P. and has sole voting and dispositive power over the selling securityholder’s registrable securities

(11)	The selling securityholder has identified CQS Management Limited as an entity with control over the selling securityholder.

(12)	The selling securityholder is an affiliate of a registered broker-dealer.

(13)	The selling securityholder is a registered broker-dealer.

(14)	DKR Capital Partners L.P., a registered investment advisor, is the Investment Manager of DKR SoundShore Opportunity Holding Fund Ltd.

(15)	DKR Capital Partners L.P., a registered investment advisor, is the Investment Manager of DKR SoundShore Strategic Holding Fund Ltd.

(16)	This fund was formerly known as Duckbill & Co.

5

(17)	The selling securityholder has identified Fore Plan Asset Star Trust as an entity with control over the selling securityholder.

(18)	The selling securityholder has identified Fore Convertible Star Trust as an entity with control over the selling securityholder.

(19)	FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of the selling securityholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC.

(20)	The selling securityholder has identified Vincent Gubitosi as a natural person with control over the selling securityholder, and Geode Capital Management LP as its registered investment advisor. Geode Capital Management LP is a wholly-owned subsidiary of Geode Capital Management, LLC.

(21)	The selling securityholder has identified Guggenheim Advisors, LLC as an entity with control over the selling securityholder. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers.

(22)	Highbridge International LLC is an affiliate of a registered broker-dealer. The selling securityholder has identified Glenn Dubin and Henry Swiect as persons with control over Highbridge International LLC.

(23)	The selling securityholder has identified JMG Capital Management, LLC, a registered investment advisor, as having control over JMG Capital Partners, L.P. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp.

(24)	The selling securityholder has identified Pacific Assets Management, LLC, a registered investment advisor, as having control over JMG Triton Offshore Fund, Ltd. The equity interests of Pacific Assets Management, LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp.

(25)	The selling securityholder has identified TQA Investors, LLC as an entity with control over the selling securityholder.

(26)	Forest Investment Management LP has sole voting control and shared investment control over the securities.

(27)	The selling securityholder has identified Man-Diversified Fund II Ltd. as an entity with control over the selling securityholder. The manager shares of Man-Diversified Fund II Ltd. are owned by Albany Management Company Limited (75%) and Man Holdings Limited (25%).

(28)	The selling securityholder has identified Ritchie Capital Management as an entity with sole voting and dispositive power over the securities. A.R. Thane Richie is the President of Ritchie Capital Management.

(29)	The selling securityholder has identified Sagamore Hill Capital Management, L.P. as an entity with control over the selling securityholder. Sagamore Hill Capital Management L.P. is managed by its general partner, Sagamore Management LLC, which is managed by Steven Bloom.

(30)	The selling securityholder has identified SSI Investment Management as an entity with control over the selling securityholder.

(31)	The selling securityholder has identified the Funds’ Board of Trustees as an entity with control over the selling securityholder.

(32)	Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements or amendments to the underlying prospectus if and when necessary.

6